POWER OF ATTORNEY

	KNOWN ALL PERSONS BY THESE PRESENTS that the undersigned hereby constitutes, designates and appoints Walter K. Horn as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to execute, acknowledge, deliver and file any and all filings required by the Securities and Exchange Act of 1934, as amended, including
Section 16 of such act, and the rules and regulations thereunder, and requisite documents in connection with such filings, respecting securities of Arbor Realty
Trust, Inc., a Maryland corporation including but not limited to Forms 3, 4 and
5 under such act and any amendments thereto.

	This Power of Attorney shall be valid from the date hereof until revoked by the undersigned.

	IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 4th day of April, 2007.

                                         /s/ Mark S. Fogel